Exhibit 99.1

NEWS RELEASE

MOD-PAC CORP. · 1801 Elmwood Avenue · Buffalo, NY · 14207

For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski / Craig P. Mychajluk
716.843.3908 / 716.843.3832
dpawlowski@keiadvisors.com
cmychajluk@keiadvisors.com

FOR IMMEDIATE RELEASE

Stockholders Approve MOD-PAC CORP. Going Private Transaction

BUFFALO, NY, September 27, 2013 -- MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), announced that its shareholders approved, at a special shareholder meeting held today, the going-private merger agreement under which Kevin T. Keane and Daniel G. Keane and their associates and affiliates will acquire the approximately 81.3% of the Company's outstanding capital stock that they do not already own for $9.25 per share in cash.

The merger was approved by over 66 2/3% of the Company’s shareholders voting as a single class and by a majority of the issued and outstanding shares of the Company’s stock, when excluding the shares beneficially owned by Kevin T. Keane, Chairman, Daniel G. Keane, President and CEO, and any other related shares. The total transaction is valued at approximately $24.6 million.

Daniel G. Keane, President and CEO, commented, “The transition to a private company will be seamless for our customers and employees. We will continue to deliver high quality product on time, on demand.” The Company’s operations and headquarters will remain in Buffalo, New York.

The merger is expected to close on or about September 30, 2013, subject to the satisfaction of customary closing conditions. Letters of transmittal allowing Company shareholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration are expected to be distributed shortly after the closing.

About MOD-PAC CORP.
MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery.  MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries.  The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry.  MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.